UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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LVIP JPMorgan Retirement Income Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

LVIP JPMorgan Retirement Income Fund

June 30, 2017

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Lincoln Variable Insurance Products Trust (the “Trust”), held on December 6, 2016 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the LVIP JPMorgan Retirement Income Fund (formerly the LVIP Delaware Foundation® Conservative Allocation Fund) (the “Fund”) between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”), and J.P. Morgan Investment Management Inc. (“JPMorgan”).

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the New Sub-Advisory Agreement.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with JPMorgan on behalf of the Fund to be effective as of May 1, 2017. Under the terms of the New Sub-Advisory Agreement, JPMorgan makes investment decisions and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets allocated to JPMorgan.

II.	Board Considerations on the New Sub-Advisory Agreement

Background

On December 6, 2016, the Board of the Trust met to consider, among other things, the approval of the New Sub-Advisory Agreement between the Adviser and JPMorgan on behalf of the Fund. The Independent Trustees reported that they had reviewed materials provided by the Adviser, Lincoln National Life Insurance Company (“Lincoln Life”) and JPMorgan prior to and during the meeting. Among other information, the Adviser, Lincoln Life and JPMorgan provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including an in-person presentation by representatives of JPMorgan and JPMorgan’s responses to the Adviser’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers as well as the Adviser, Lincoln Life and JPMorgan personnel to consider the approval of the New Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

Based upon its review, the Board concluded that it was in the best interests of the Fund that the New Sub-Advisory Agreement be approved. The Board determined that, given the totality of the information provided with respect to the New Sub-Advisory Agreement, the Board had received sufficient information to approve the New Sub-Advisory Agreement. In considering the approval of the New Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

New Sub-Advisory Agreement

Nature, Extent and Quality of Services and Performance. In considering the approval of the New Sub-Advisory Agreement between the Adviser and JPMorgan on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by JPMorgan under the New Sub-Advisory Agreement. The Board reviewed the services to be provided by JPMorgan, the investment professionals proposed to service the Fund and the reputation, resources and investment approach of JPMorgan. The Board noted that JPMorgan provides sub-advisory services to other funds in the Trust and that the Board had also reviewed extensive information regarding JPMorgan during the annual contract renewal process that was completed in September 2016. The Board concluded that the services to be provided by JPMorgan were expected to be satisfactory.

Sub-advisory Fee and Economies of Scale. The Board noted that the new sub-advisory fee schedule was lower than the current sub-advisory fee. The Board considered that JPMorgan would invest the Fund’s assets in underlying funds managed by JPMorgan and JPMorgan is compensated for managing those underlying funds and that the new sub-advisory fee was negotiated between the Adviser and JPMorgan, an unaffiliated third party, and that the Adviser would compensate JPMorgan from its fee and concluded the new sub-advisory fee was reasonable.

Profitability and Fallout Benefits. The Board considered that the new sub-advisory fee was negotiated between the Adviser and JPMorgan, an unaffiliated third party, and that the Adviser would compensate JPMorgan from its fees. The Board reviewed materials previously provided by JPMorgan as to any additional benefits it receives and noted JPMorgan’s statement that it was not aware of direct or indirect benefits from serving as sub-adviser and that it receives broker proprietary research in connection with client commissions.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the New Sub-Advisory Agreement are fair and reasonable and that approval of the New Sub-Advisory Agreement is in the best interest of the Fund.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated May 1, 2017 and has an initial two-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Under the New Sub-Advisory Agreement, JPMorgan makes investment decisions and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets allocated to JPMorgan. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to JPMorgan; or (c) JPMorgan on at least ninety days’ written notice to the Adviser. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation (unless the Adviser has by prior written consent agreed to the delegation) or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

IV.	Information About JPMorgan

J.P. Morgan Investment Management Inc. (“JPMorgan”), which is located at 270 Park Avenue, New York, NY 10017, is a wholly-owned subsidiary of JPMorgan Asset Management Holdings Inc., which is a wholly-owned subsidiary of JPMorgan Chase & Co., a bank holding company.

The following table provides the name, principal occupation, and addresses of JPMorgan’s directors and executive officers.

Name	Title	Address
George C. Gatch	Director/Chairman/Managing Director	270 Park Avenue New York, NY, 10017-2014
Mark A. Egert	Chief Compliance Officer/Executive Director	270 Park Avenue New York, NY, 10017-2014
Michael A. Camacho	Director/ Global Head of Beta Strategies/Managing Director	270 Park Avenue New York, NY, 10017-2014
Anton C. Pil	Director/ Global Head of Real Assets/Managing Director	270 Park Avenue New York, NY, 10017-2014
Scott E. Richter	Secretary/Managing Director	1111 Polaris Parkway Columbus, OH, 43240-2050
Craig M. Sullivan	Treasurer/CFO/Managing Director	270 Park Avenue New York, NY, 10017-2014
Paul A. Quinsee	Director/Global Head of Equities/Managing Director	270 Park Avenue New York, NY, 10017-2014
Meg A. McClellan	Director/Managing Director	270 Park Avenue New York, NY, 10017-2014
Lawrence M. Unrein	Director/CIO – Global Head of Private Equity/Managing Director	270 Park Avenue New York, NY, 10017-2014
John T. Donohue	Director/President/CEO/Managing Director	270 Park Avenue New York, NY, 10017-2014
Joy C. Dowd	Director/Control Officer Executive/Managing Director	270 Park Avenue New York, NY, 10017-2014
Jedediah Isiah M. Laskowitz	Director/Co-Head of Global Investment Management Solutions/Managing Director	270 Park Avenue New York, NY, 10017-2014
Robert C. Michele	Director/Investment Team Head/Managing Director	270 Park Avenue New York, NY, 10017-2014
Michael J. O’Brien	Director/ Co-Head of Global Investment Management Solutions /Managing Director	60 Victoria Embankment London, United Kingdom
Andrew R. Powell	Director/Managing Director	270 Park Avenue New York, NY, 10017-2014

Comparable Funds

Currently JPMorgan does not manage any additional funds comparable to the Fund.

Payments of Commissions to Affiliated Brokers

The Fund did not pay any brokerage commissions to brokers affiliated with JPMorgan for the fiscal year ended December 31, 2016.

V.	Purchases of JPMorgan’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving JPMorgan or any entity controlling, controlled by or under common control with JPMorgan.

VI.	Ownership of Shares

As of December 31, 2016, the Fund had 16,726,824 outstanding Standard Class shares and 3,071,849 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of December 31, 2016, to the knowledge of the Fund, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of December 31, 2016, the Trustees and officers of the Trust, as a group, beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD the $107,477 in 12b-1 fees for the fiscal year ended December 31, 2016:

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2016.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund reimbursed Lincoln Life $74,701 for administration costs for the fiscal year ended December 31, 2016.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

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